                                 AMENDMENT NO. 1

                                       TO

      SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

     The Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2006, by and between Invesco Aim Advisors, Inc., formerly A I M Advisors, Inc., a Delaware corporation, and Short-Term Investments Trust, a Delaware statutory trust is hereby amended as follows:

                                   WITNESSETH:

     WHEREAS, the parties desire to amend the Agreement to add Tax-Free Cash Reserve Portfolio to the Agreement;

     NOW, THEREFORE, the parties agree as follows;

     1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
      SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                          SHORT-TERM INVESTMENTS TRUST

PORTFOLIOS                           EFFECTIVE DATE OF AGREEMENT
----------                           ---------------------------
Government & Agency Portfolio               July 1, 2006
Government Tax Advantage Portfolio          July 1, 2006
Liquid Assets Portfolio                     July 1, 2006
STIC Prime Portfolio                        July 1, 2006
Tax-Free Cash Reserve Portfolio             April 30, 2008
Treasury Portfolio                          July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*        Net Assets
-----    ------------------
0.023%   First $1.5 billion
0.013%   Next $1.5 billion
0.003%   Over $3 billion

* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: April 30, 2008

                                        INVESCO AIM ADVISORS, INC.


Attest: /s/ Stephen R. Rimes            By: /s/ John M. Zerr
        -----------------------------       ------------------------------------
        Assistant Secretary                 John M. Zerr
                                            Senior Vice President

(SEAL)


                                        SHORT-TERM INVESTMENTS TRUST


Attest: /s/ Stephen R. Rimes            By: /s/ Karen Dunn Kelley
        -----------------------------       ------------------------------------
        Assistant Secretary                 Karen Dunn Kelley
                                            President

(SEAL)